Erie Indemnity Company Reports Fourth Quarter and Full Year 2006 Results

Erie, Pa., February 26, 2007 — Erie Indemnity Company (NASDAQ: ERIE) today announced financial results for the fourth quarter and full year 2006.

Key points for the fourth quarter 2006:

•	Net income totaled $45.5 million, a 3.1 percent increase from $44.2 million for the same period in 2005. Net income in the fourth quarter of 2006 was affected by improved revenue from investments, primarily earnings generated from limited partnerships, that offset the declines in income from management and insurance underwriting operations.

•	Net income per share-diluted increased to $.71 per share, compared to $.64 per share in the comparable quarter for 2005.

•	Net income, excluding net realized gains on investments and related federal income taxes, increased 5.7 percent to $.69 per share in the fourth quarter of 2006, from $.65 per share, for the same period one year ago.

•	Income from management operations decreased to $31.5 million for the fourth quarter 2006 compared to $38.0 million in the fourth quarter of 2005.

•	Management fee revenue increased by 0.1 percent. The total direct written premiums of the Property and Casualty Group, from which the management fee is derived, decreased 3.8 percent. The management fee rate was 24.75 percent for the fourth quarter 2006 and 23.75 percent for the fourth quarter 2005.

•	The Property and Casualty Group’s adjusted statutory combined ratio for the fourth quarter 2006 was 99.8 percent, compared to 93.1 percent a year earlier.

•	The GAAP combined ratio was 100.0 in the fourth quarter of 2006.

•	Income from investment operations increased to $30.7 million from $23.6 million for the fourth quarters of 2006 and 2005, respectively, principally due to an increase of $5.4 million in earnings generated from limited partnership investments.

•	The low effective income tax rate of 26.8 percent in the fourth quarter 2006 was influenced by the effect of favorable IRS audit adjustments and a downward adjustment to the effective income tax rate recorded through the first three quarters of 2006. Our actual annual effective income tax rate was 32.8 percent in 2006. The Company’s estimated effective income tax rate is about 33.5 percent.

Key points for the full-year 2006:

•	Net income was down by 11.7 percent to $204.0 million, from $231.1 million at the end of 2005.

•	Net income per share-diluted decreased to $3.13 per share at December 31, 2006, from $3.34 at year-end 2005. The decline in net income per share-diluted in 2006 was impacted by lower income from management operations and reduced investment earnings, which are a result of the stock repurchase program.

•	Net income, excluding net realized gains on investments and related federal income taxes, decreased by 8.1 percent to $203.2 million, or $3.12 per share in 2006 from $221.0 million, or $3.19 per share, for the same period one year ago.

•	Management fee revenue for the year was $942.8 million, up 0.3 percent from 2005, based on a 3.9 percent decline in direct written premium of the Property & Casualty Group. The management fee rate was 24.75 percent for 2006 and 23.75 percent for 2005, which offset the 3.9 percent decline in direct written premium of the Property and Casualty Group.

•	Policies in force increased by 1.0 percent, or 38,698 policies in 2006 with personal lines increasing by 32,265 policies and commercial lines increasing by 6,433 policies from 2005.

•	The Property and Casualty Group’s adjusted statutory combined ratio for 2006 was 89.4 percent, compared to 85.7 percent a year earlier.

•	The Company’s reported GAAP combined ratio was 93.7 for 2006 compared to 93.1 in 2005.

•	The Company repurchased 4.0 million shares of its common stock in 2006 at a cost of $217.4 million

“While the softening market has prompted moderated pricing across the entire insurance industry, ERIE successfully executed our pricing strategy to enhance unit growth which has favorably positioned our Company going forward,” noted Jeffrey A. Ludrof, president and chief executive officer. “Our strategic pricing decisions in 2006 and our continued focus on retention and generating quality new business helped increase ERIE’s total policies in force from year-end 2005. The fundamental strength of our business and our dedication to superior, personalized service will deliver enhanced value for Erie Indemnity Company shareholders over the long term.”

Details of Fourth Quarter 2006 Results — Segment Basis:

Management operations

Management fee revenue increased 0.1 percent to $214.1 million for the quarter ended December 31, 2006, from $213.8 million for the quarter ended December 31, 2005. The total direct written premiums of the Property and Casualty Group, upon which management fee revenue is calculated, decreased 3.8 percent to $860.9 million in the fourth quarter 2006, from $894.5 million in the fourth quarter of 2005 reflecting the impact of rate reductions and changes to risk characteristics of policyholders and coverages provided.

New premiums written increased 2.7 percent to $85.7 million in the fourth quarter of 2006 from $83.4 million in the fourth quarter of 2005. In the fourth quarter of 2006, personal lines new premiums written increased 4.7 percent, while commercial lines new premiums written decreased 0.7 percent compared to the same period in 2005. The fourth quarter of 2006 policy retention rate increased slightly to 89.5 percent from 89.2 percent at the end of the third quarter of 2006.

The cost of management operations increased 5.2 percent to $190.3 million in the fourth quarter of 2006, from $181.0 million for the same period in 2005. Commission costs, the largest component of the cost of management operations, increased 1.9 percent to $131.5 million from $129.0 million in the fourth quarter 2005. Normal commissions decreased, but were offset by higher agent bonuses which increased to $25.5 million in the fourth quarter of 2006 from $20.6 million in 2005. There were $1.4 million in additional commission costs in the fourth quarter of 2006 compared to 2005 resulting from the new incentive program effective in July 2006, where agents receive a $50 bonus for each new eligible private passenger auto policy issued through December 2007.

Fourth quarter costs of management operations, excluding commissions, increased 13.0 percent to $59.8 million in 2006 from $52.9 million in 2005. Personnel costs totaled $34.8 million for the fourth quarter 2006 versus $30.8 million in the same period in 2005, an increase of 13.2 percent. Contributing to this increase was an increase in salaries and wages of 16.1 percent to $27.0 million in the fourth quarter of 2006, from $23.2 million in the fourth quarter of 2005, due to higher average pay rates, increased staffing levels resulting from additional information technology personnel assigned to Company projects and increases in management bonuses. Professional fees increased $1.5 million in the fourth quarter of 2006 to $4.0 million primarily due to information technology system upgrades and the implementation of a new financial planning software. Survey and underwriting costs included a $0.5 million increase due to a greater number of audits of workers compensation policies.

Insurance underwriting operations

No underwriting gains or losses in the fourth quarter 2006 resulted in a GAAP combined ratio of 100.0. In the fourth quarter of 2005, insurance underwriting operations generated gains of $2.1 million.

The Company’s 5.5 percent share of the Property and Casualty Group’s development of prior accident year loss reserves on a direct basis, excluding salvage and subrogation recoveries, contributed 4.2 points to the fourth quarter 2006 GAAP combined ratio, compared to 7.3 points in the comparable quarter of 2005.  The adverse development in the fourth quarter of 2006 resulted primarily from modest reserve strengthening to the Company’s pre-1986 catastrophic injury liability reserves. The Company changed its medical inflation rate assumption for these reserves in 2006 from a flat 5.0 percent medical inflation assumption to a 10.0 percent increase in 2007 grading down 1.0 percent per year to an ultimate rate of 5.0 percent thereafter. In 2005, the adverse development of the fourth quarter resulted from additional increases in reserves related to pre-1986 automobile catastrophic injury and non-catastrophic injury liability claims for higher estimated costs of future attendant care services and additional workers compensation reserves for prior years.

The Company’s share of catastrophe losses totaled $2.6 million and $0.4 million for the three-month periods ended December 31, 2006 and 2005, respectively. Fourth quarter catastrophes related to further development of the wind and hailstorms in Ohio and Indiana from previous quarters and ice and snowstorms in Pennsylvania in December.

Recoveries recorded under the excess-of-loss reinsurance agreement with the Exchange were $0.2 million in the fourth quarter 2006 compared to charges of $0.1 million in the fourth quarter 2005. Fourth quarter 2006 recoveries included the commutation of the 2001 accident year that was being ratably charged over the four quarters.

Investment operations

Net revenue from investment operations increased 30.1 percent in the fourth quarter of 2006 to $30.7 million.

Equity in earnings of limited partnerships increased 74.8 percent to $12.7 million in the fourth quarter of 2006, of which $5.1 million resulted from gains on limited partnership real estate sales.

Net investment income, which includes primarily interest and dividends on the Company’s fixed maturity and equity security portfolios, decreased by 14.0 percent to $14.1 million for the quarter ended December 31, 2006, from $16.4 million for the same period in 2005. The use of funds during the year to repurchase shares of our outstanding Class A non-voting common stock in connection with our stock repurchase program has reduced the capital available for investment operations.

Net realized gains on investments were $2.1 million in the fourth quarter of 2006 compared to losses of $0.8 million in 2005. Net realized gains on investments generally pertain to gains and losses on bonds, preferred stocks and common stocks. During the fourth quarter of 2006, impairment charges of $1.1 million and $.3 million were recorded on bonds and common stock, respectively. During the fourth quarter of 2005, impairment charges of $0.5 million were recorded on bonds and $0.2 million on common stock.

As part of our capital management plan, the Company repurchased 17,479 shares of our Class A common stock at a cost of $0.9 million during the fourth quarter of 2006.

Details of 2006 Year-end Results — Segment Basis:

Management operations

Management fee revenue increased 0.3 percent to $942.8 million in 2006 from $940.3 million in 2005. The direct written premiums of the Property and Casualty Group, upon which management fee revenue is calculated, decreased 3.9 percent to $3.8 billion in 2006 from $4.0 billion in 2005. The 3.9 percent decline in the direct written premiums of the Property and Casualty Group was primarily rate-driven. The Property and Casualty Group took more significant rate reductions in 2006 in certain lines of business, particularly those under competitive pressure, such as private passenger auto. The effect of the 2005 and 2006 rate actions resulted in a net decrease in written premiums of $119.5 million in 2006. Rate actions planned for 2007 could reduce direct written premiums by $83.8 million in 2007. Offsetting the decrease in management fee revenue, which was driven by rate reductions, was a higher management fee rate of 24.75 percent for 2006 compared to 23.75 percent in 2005. At its December 2006 meeting, the Company’s Board of Directors set the management fee rate at 25 percent, its maximum permissible level, effective January 1, 2007.

While overall direct written premiums declined, in 2006 the Property and Casualty Group experienced growth in its policies in force and improvements in its policy retention ratio. In 2005, our segmented pricing model was implemented for personal lines. As the segmented pricing model was refined in 2005 and 2006, policies in force stabilized during the latter portion of 2005 and began to grow in 2006. The Property and Casualty Group’s total policies in force increased 1.0 percent in 2006 to 3,798,297. The Property and Casualty Group’s policy retention ratio improved to 89.5 percent at December 31, 2006, compared to 88.6 percent at December 31, 2005. New policies in force increased 3.6 percent to 437,625, and renewal policies in force increased slightly.

The Company implemented a new incentive program in July 2006 to stimulate growth of new policies. Agents now receive a $50 bonus for each new eligible private passenger auto policy issued through December 2007. Additionally, the Company continued to appoint new agencies, adding 139 during 2006, with another 200 new agency appointments expected in 2007.

The cost of management operations increased by 4.5 percent during 2006. Commission costs increased 2.7 percent to $554.0 million in 2006 compared to $539.4 million in 2005. Agent bonuses increased $23.7 million, as the bonus structure focuses predominately on underwriting profitability, which improved dramatically over the measurement period used for the bonus formula. Normal scheduled commissions decreased $11.9 million, primarily due to the 3.9 percent decrease in direct written premiums of the Property and Casualty Group. This premium decrease was concentrated in the personal lines of business, which have lower commission rates than commercial lines of business. Promotional incentive programs that began in 2005 and additional agent incentives offered in 2006, aimed at stimulating premium growth, contributed $3.4 million in additional costs in 2006.

The cost of management operations excluding commissions increased 9.2 percent to $231.6 million in 2006, from $212.1 million in 2005, mainly as a result of increased personnel and underwriting costs. Personnel costs increased $11.7 million as a result of higher average pay rates and increased staffing levels resulting from additional information technology personnel being utilized by the Company. Underwriting costs rose $3.1 million in 2006 resulting from modest growth in application activity and more audits of workers compensation policies.

Insurance underwriting operations

The Company’s 5.5 percent share of the Property & Casualty Group’s underwriting gains totaled $13.4 million in 2006 compared to $15.0 million in 2005, yielding a GAAP combined ratio of 93.7 for 2006 compared to 93.1 in 2005. The adjusted statutory combined ratio for the Property & Casualty Group was 89.4 for 2006, compared to 85.7 for 2005.

Catastrophe losses contributed 4.0 points to the 2006 combined ratio compared to 0.5 points in 2005. The Company’s share of catastrophe losses, as defined by the Property and Casualty Group, totaled $8.5 million and $1.2 million in 2006 and 2005, respectively. Storm-related losses were at more normalized levels in 2006, with wind and hailstorms concentrated primarily in Indiana and Ohio driving a majority of these catastrophe losses.

The normalized catastrophe level of the Property and Casualty Group is about 5 loss ratio points per accident year.

Moderating pricing and improving frequency and severity trends improved accident year loss ratios in 2006 and 2005. The Company’s share of the Property and Casualty Group’s positive development of prior accident year losses on a direct basis, excluding salvage and subrogation, was $4.0 million in 2006 compared to adverse development on a direct basis of $2.6 million in 2005.

Charges for the year under the excess-of-loss reinsurance agreement with the Exchange totaled $1.0 million in 2006 compared to charges of $2.2 million for 2005. The 2001 accident year was commuted in 2006 resulting in net charges of $0.9 million. The Property and Casualty Group did not renew the excess-of-loss agreement for the 2006 accident year and no premium was paid to the Exchange in 2006 for this coverage. The premium paid the Exchange in 2005 for this agreement was $3.3 million. The Company will not renew the treaty for the 2007 accident year.

The policyholders’ surplus of the Exchange has shown steady growth in recent years, and rose $705 million to almost $4.1 billion at December 31, 2006, further strengthening the Exchange’s financial position.

Investment operations

For the year ended December 31, 2006, net revenue from investment operations decreased by 12.8 percent to $103.6 million from $118.9 million at December 31, 2005.

Net investment income totaled $55.9 million for the year ended December 31, 2006, and $61.6 million for 2005, down 9.2 percent. In 2006, 4.0 million shares of Company Class A common stock were repurchased at a total cost of $217.4 million compared to 1.9 million shares repurchased in 2005 at a total cost of $99.0 million. During the second quarter of 2006, repurchases of 1.8 million shares of our Class A common stock from the Black Interest Limited Partnership were made totaling $106.0 million. Approximately $130 million of outstanding repurchase authority remains under the program at December 31, 2006.

Net realized gains on investments were $1.3 million for the year ended December 31, 2006, compared to $15.6 million at December 31, 2005. In 2005, the Company continued to sell common stocks in completing its transition to the use of external equity managers. In 2006, total impairment charges were $6.4 million compared to $4.4 million in 2005.

For the year ended December 31, 2006, equity in earnings of limited partnership investments amounted to $41.8 million, compared to $38.1 million in 2005. Limited partnerships experienced favorable earnings in 2006 driven by market value appreciation and realized gains due to the strong financial markets.

In December, the Board of Directors increased the regular quarterly dividend from $0.36 to $0.40 on each Class A share and from $54.00 to $60.00 on each Class B share. The dividend increase is a result of the Company’s continuing strong financial results and capitalization. Based on the year-end market price, the 2007 dividend results in a dividend yield of about 2.8 percent and represents an 11.1 percent increase in the payout per share over the current dividend rate.

During the fourth quarter of 2006, the Company adopted Financial Accounting Standard Statement No. (FAS) 158, “Employers Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FAS Statements No. 87, 88, 106 and 132®.” The adoption of FAS 158 decreased accumulated other comprehensive income, a component of shareholders’ equity, by $21.1 million, net of tax, and improved return on equity by 0.1 points.

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Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 421 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company’s other business activities during 2006 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “contemplate,” “estimate,” “project,” “predict,” “potential” and similar expressions. These forward-looking statements reflect the Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.